Exhibit 99.1
PENWEST REPORTS FOURTH QUARTER AND YEAR END 2006
FINANCIAL RESULTS
DANBURY, CT, February 28, 2007 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the fourth quarter and full year ended December 31, 2006.
Fourth Quarter
Total revenues for the fourth quarter of 2006 were $739,000 compared with $931,000 in the fourth quarter of 2005. The decrease of $192,000 was due to a reduction in royalties from Mylan Pharmaceuticals on sales by Mylan of Pfizer Inc.’s 30 mg generic version of Procardia XL®, which was partially offset by $150,000 of TIMERx® product sales to Endo Pharmaceuticals Inc. for Opana® ER in the fourth quarter of 2006. There were no TIMERx product sales in the fourth quarter of 2005.
Net loss for the fourth quarter of 2006 was $8.9 million, or $0.38 per share, compared with a net loss of $5.3 million, or $0.24 per share, in the fourth quarter of 2005.
Effective January 1, 2006, the Company adopted FASB Statement No. 123(R) entitled “Share-Based Payment.” As a result, the Company recorded incremental stock-based compensation expense of $1.1 million, substantially all related to stock options, in the fourth quarter of 2006. Of this amount, the Company recognized $571,000 and $495,000 as selling, general and administrative expense (SG&A) and research and product development expense (R&D), respectively.
SG&A expenses increased $645,000 to $3.6 million in the fourth quarter of 2006 compared with $2.9 million in the fourth quarter of 2005, primarily reflecting the stock-based compensation charge noted above.
R&D expenses for the fourth quarter of 2006 were $6.4 million compared with $3.8 million in the fourth quarter of 2005, an increase of $2.6 million. This increase was primarily due to increased spending on the development of torsemide ER, a compound we are developing for edema, and on other early-stage development projects, as well as the stock-based compensation charge noted above.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “We made significant progress in our business strategy in 2006, with key accomplishments including the market launch of Opana ER, continued progress in the development of our internal pipeline and the enhancement of our organizational capabilities. With a strong foundation in place, we are building momentum and pursuing new opportunities for our Company’s growth.

“Our primary focus in 2007 is the disciplined execution of our clinical development programs. Our significant work building the pipeline in 2006 has set the stage for a very busy clinical year in 2007. We plan to advance both nalbuphine ER, our compound under development for moderate, chronic pain, and torsemide ER into Phase II studies this year, and move several earlier-stage compounds in our portfolio through Phase I trials.”
As of December 31, 2006, Penwest had $40.6 million in cash, cash equivalents and marketable securities compared with $55.3 million as of December 31, 2005. During the year ended December 31, 2006, $10.6 million in cash was generated from the exercise of stock options.
Full Year
For the year ended December 31, 2006, Penwest reported total revenues of $3.5 million compared with $6.2 million for the year ended December 31, 2005, a decrease of $2.7 million. The decrease in revenues for 2006 reflects the inclusion in 2005 of $2.25 million recognized under the license agreement between Penwest and Prism Pharmaceuticals, Inc. which was terminated in the third quarter of 2005. The decrease was also due to lower royalties from Mylan on sales by Mylan of Pfizer’s 30 mg generic version of Procardia XL®. The decreases in licensing and royalty revenues were partially offset by $381,000 of TIMERx product sales in 2006. There were no TIMERx product sales in 2005.
Net loss for the year ended December 31, 2006 was $31.3 million, or $1.38 per share, compared with a net loss of $22.9 million, or $1.05 per share, in 2005.
Under FASB Statement No. 123(R), the Company recorded incremental stock-based compensation expense of $4.0 million, substantially all related to stock options, for the full year ended December 31, 2006, of which $2.1 million and $1.9 million were recorded to SG&A and R&D, respectively.
SG&A expenses increased $828,000 to $14.1 million in 2006, compared with $13.2 million in 2005. This increase was primarily due to the stock-based compensation charge noted above, increased market research expenses associated with the review of several product candidates in the Company’s pipeline and increased compensation costs. In 2005, SG&A included a one-time charge of approximately $3.0 million recorded by Penwest in connection with the agreement the Company entered into with its former Chairman and Chief Executive Officer upon his resignation in February 2005.
R&D expenses increased $5.1 million to $22.9 million in 2006, compared with $17.8 million in 2005. This increase was primarily due to increased spending on the development of nalbuphine ER and torsemide ER, as well as the stock-based compensation charge noted above. These increases were partially offset by expense reductions attributable to the discontinuation of the development of PW2101 in the second quarter of 2005.

Conference Call and Webcast
Ms. Good and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer, will hold a conference call today at 11:00 am EST to review the Company’s fourth quarter and year end 2006 financial results, operational developments and financial outlook. The dial-in numbers for the call are:
Domestic Telephone Number: 877-809-3716
International Telephone Number: 706-634-9511
The conference ID is “9092170.”
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest is a specialty pharmaceutical company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize prescription products that address unmet medical needs, primarily for diseases of the nervous system. At the core of this strategy, Penwest applies drug delivery technologies, including its own proprietary technologies, to new and existing compounds to enhance their therapeutic profiles. The launch by Endo Pharmaceuticals in mid-2006 of Opana® ER (oxymorphone hydrochloride extended-release tablets) formulated with the Company’s TIMERx® extended release delivery technology demonstrates the execution of this strategy and the value of the Company’s TIMERx® technology. The Company is currently applying its expertise to a pipeline of potential products that are in various stages of development. The Company intends to commercialize these products independently or through third party alliances.
Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of our products; regulatory risks relating to drugs in development, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials or warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statement made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Contacts:	Investors: Ben Palleiko/Diane D’Alessandro (203) 796-3700 (877) 736-9378	Media: Caroline Gentile/Laura Walters Kekst and Company (212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
Revenues:
Royalties & licensing fees	$589	$931	$3,118	$6,213
Product sales	150	—	381	—

Total revenues	739	931	3,499	6,213
Cost of revenues	127	9	231	39

Gross profit	612	922	3,268	6,174
Operating Expenses:
Selling, general and administrative	3,574	2,929	14,075	13,247
Research and product development	6,449	3,817	22,857	17,797

Total operating expenses	10,023	6,746	36,932	31,044

Loss from operations	(9,411)	(5,824)	(33,664)	(24,870)
Investment income	559	547	2,352	1,974

Loss before income tax	(8,852)	(5,277)	(31,312)	(22,896)
Income tax expense	—	2	—	2

Net loss	$(8,852)	$(5,279)	$(31,312)	$(22,898)

Basic and diluted net loss per common share	$(0.38)	$(0.24)	$(1.38)	$(1.05)

Weighted average shares of common stock outstanding	23,011	21,794	22,751	21,711

Other Information:
	December 31, 2006	December 31, 2005

Cash, cash equivalents and marketable securities	$40,590	$55,294